Exhibit 10.2

Basic Sales Agreement

This Basic Sales Agreement (hereinafter referred to as “this Agreement”) is made and entered into by and between PicoCELA Inc. (hereinafter referred to as “Party A”) and Kaga (Taiwan) Electronics Co., Ltd. (hereinafter referred to as “Party B”), concerning the fundamental matters related to transactions of the products (including semi-finished products, parts, and materials, collectively referred to hereinafter as “the Products”) handled by Party B, as follows:

(Purpose)

Article 1	Party B shall continuously sell the Products to Party A, and Party A shall purchase the said Products.

(Application)

Article 2	This Agreement shall apply to the contracts (hereinafter referred to as “Individual Contracts”) concerning individual transactions of the Products between Party A and Party B, and both Party A and Party B shall comply with this Agreement and the Individual Contracts. However, in the event of a conflict between the provisions of the Individual Contracts and this Agreement, the provisions of this Agreement shall prevail unless otherwise provided.

(Individual Contracts)

Article 3	An Individual Contract shall be established when a written contract is exchanged between Party A and Party B, or when Party B receives an order from Party A and notifies Party A of the acceptance. If Party B fails to notify Party A of acceptance or rejection within three business days after receiving the order, Party B shall be deemed to have accepted the order upon the expiration of the period.

2	The Individual Contract shall specify the order date, name of the Products, quantity, delivery date, delivery location, price of the Products, and other necessary transaction conditions.

3	Party A and Party B may, by mutual agreement, change the contents of the Individual Contract.

(Delivery)

Article 4	Party B shall deliver the Products in accordance with the Individual Contract.

2	If Party B foresees any delay in the delivery date specified in the Individual Contract, Party B shall immediately notify Party A of the reason for the delay and the expected fulfillment date, and the subsequent measures shall be discussed and agreed upon between Party A and Party B.

3	If Party A suffers any damage due to the failure of Party B to deliver the Products by the delivery date specified in the Individual Contract for reasons attributable to Party B, Party A may claim compensation from Party B for the said damage.

4	Upon Party A’s request, Party B shall attach delivery documents or other documents agreed upon by both parties to the Products when delivering them.

5	All expenses related to transportation, packaging, insurance, and other costs incurred until the Products are delivered to Party A shall be borne by Party B.

(Acceptance Inspection)

Article 5	When the Products are delivered to the delivery location specified in the Individual Contract, Party A shall promptly inspect the product name, quantity, and packaging (collectively referred to as the “Acceptance Inspection”) and notify Party B of the acceptance or rejection in writing. If Party A does not notify Party B of acceptance or rejection within five business days after delivery (or within the period specified in the Individual Contract), the Products shall be deemed to have passed the Acceptance Inspection upon the expiration of the period.

2	The detailed procedures for the Acceptance Inspection shall be separately agreed upon by Party A and Party B.

3	Even after the Products have passed the Acceptance Inspection, if any return conditions are agreed upon in the Individual Contract, Party A may return the Products delivered by Party B, and Party B shall accept the returned Products at the purchase price at which Party A bought them. If Party B refuses or delays the retrieval of the returned Products, Party A may dispose of them at Party B’s expense and claim the difference if the disposal cost exceeds the retrieval price.

4	Notwithstanding the preceding paragraphs, Party A may omit the Acceptance Inspection. The handling of such cases shall be separately agreed upon by Party A and Party B.

(Handling of Shortages and Overages)

Article 6	If any discrepancies in the product name, shortages or overages in quantity, or visible defects are discovered during the Acceptance Inspection, Party B shall, at its own responsibility and expense, deliver the shortfall or substitute products or retrieve the over-delivered products or take other measures as agreed upon by Party A and Party B. This shall also apply if the Acceptance Inspection is omitted as provided in Article 5, paragraph 4.

(Risk of Loss)

Article 7	Any loss, damage, deterioration, or any other damages to the Products occurring before delivery to Party A shall be borne by Party B, except for those attributable to Party A, and any loss, damage, deterioration, or any other damages occurring after delivery to Party A shall be borne by Party A, except for those attributable to Party B.

(Transfer of Ownership)

Article 8	Ownership of the Products shall transfer from Party B to Party A when the payment for the Products is fully settled. However, this does not prevent Party A from reselling the Products.

(Payment)

Article 9	Party A shall pay for the delivered Products under the following conditions unless otherwise specified in the Individual Contract.

Payment Deadline	Not applicable.
Payment Date

(1) 50% of the amount specified in the Individual Contract shall be paid within five business days after the establishment of the Individual Contract.

(2) The remaining 50% shall be paid within five business days from the day Party A receives notice of completion of shipment from Party B.

Payment Method	Telegraphic transfer to the bank account designated by Party B.
Payment Currency	U.S. Dollars.

(Intellectual Property Rights)

Article 10	The intellectual property rights related to the Products shall not be transferred to Party A under this Agreement. However, Party A and Party B may enter into a separate agreement concerning the use of the said intellectual property rights.

(Warranty Against Defects)

Article 11	Party B guarantees that the Products are free from defects. If any latent defects attributable to Party B are found within one year from the date the Products pass the Acceptance Inspection (or within the period specified in the Individual Contract), Party A may request Party B to correct the defects free of charge or deliver substitute products.

2	If Party A suffers any damage due to such defects, Party A may claim compensation from Party B up to the amount specified in the Individual Contract.

(Product Liability)

Article 12	If any of the following events occur, both Party A and Party B shall promptly notify the other party in writing and provide the necessary information:

(1)	If any defects as defined in Article 2, paragraph 2 of the Product Liability Act (Act No. 85 of July 1, 1994, hereinafter referred to as the “Product Liability Act”) are found in the Products.

(2)	If any third party makes a claim for damages or files a lawsuit regarding defects in the Products.

(3)	If there is a risk of any of the above events occurring.

2	If any of the above events occur, Party B shall handle and resolve the matter at its own responsibility and expense, and if Party A suffers any damage as a result, Party A may claim compensation from Party B. However, this shall not apply if the cause of the defect is attributable to Party A.

3	Notwithstanding the preceding paragraph, if Party B is not a manufacturer, etc., as defined in Article 2, paragraph 3 of the Product Liability Act, the preceding paragraph shall not apply, and the subsequent response shall be decided through discussions between Party A and Party B.

(Infringement of Third Party’s Intellectual Property Rights)

Article 13	Party B guarantees that the Products do not infringe on any third party’s intellectual property rights.

2	If any issue regarding the infringement of intellectual property rights arises or is likely to arise concerning the Products, Party A and Party B shall promptly notify the other party in writing and provide the necessary information.

3	Unless otherwise specified in the Individual Contract, if any intellectual property rights infringement issue arises between Party B and a third party due to reasons attributable to Party B concerning the Products, Party B shall handle and resolve the matter at its own responsibility and expense, and if Party A suffers any damage as a result, Party A may claim compensation from Party B.

(Confidentiality)

Article 14	Neither Party A nor Party B shall disclose or leak any business or technical information disclosed or provided by the other party to any third party without prior written consent from the other party. However, this shall not apply to the following information:

(1)	Information that was already publicly known or used at the time it was obtained.

(2)	Information that became publicly known or used after being obtained without any fault on the part of the recipient.

(3)	Information that was already known before being obtained.

(4)	Information that was disclosed by a third party with legitimate authority without a confidentiality obligation.

(5)	Information independently developed without using the disclosed information.

(Prohibition of Assignment)

Article 15	Neither Party A nor Party B shall assign, transfer, or offer as collateral any or all of the rights and obligations arising under this Agreement or any Individual Contract to any third party without prior written consent from the other party.

(Export Control)

Article 16	If Party A intends to export the Products abroad (including domestic transactions for export purposes and provision of technology to non-residents), Party A shall comply with the Foreign Exchange and Foreign Trade Act and other domestic and international laws and regulations related to export and import (hereinafter referred to as “Foreign Exchange Laws and Regulations”).

(Termination)

Article 17	Either Party A or Party B may immediately terminate all or part of this Agreement and any Individual Contract without any notice if the other party falls under any of the following items:

(1)	If the other party violates any provision of this Agreement or any Individual Contract and fails to correct the violation within the period specified after receiving a notice from the other party.

(2)	If it becomes evident that the other party is unable to fulfill its obligations under this Agreement or any Individual Contract within the specified period without justifiable reasons.

(3)	If the performance of obligations under this Agreement or any Individual Contract becomes difficult due to natural disasters or other force majeure events.

(4)	If the other party’s promissory note or check is dishonored.

(5)	If the other party is subject to seizure, provisional seizure, provisional disposition, auction, or tax delinquency procedures, or if bankruptcy, civil rehabilitation, or corporate reorganization procedures are filed or if there is a risk of the same.

(6)	If the other party receives a cancellation or suspension of business from a supervisory authority.

(7)	If the other party causes significant harm or damage to the other party.

(8)	If there is any other justifiable reason to consider the continuation of this Agreement impossible.

2	If either Party A or Party B becomes aware of significant fluctuations or potential fluctuations in the management status of the other party as specified in items 4 to 6 above, they shall promptly notify the other party.

3	If either Party A or Party B suffers damage due to the occurrence of any of the items listed in the preceding paragraph (excluding item 3), they may claim compensation from the other party. The amount of compensation shall be determined through mutual consultation.

4	If either Party A or Party B falls under any of the items listed in the first paragraph (excluding item 3), they shall automatically lose the benefit of the term and immediately pay the remaining debts to the other party.

(Offset)

Article 18	If either Party A or Party B has a claim against the other party, regardless of whether it arises under this Agreement or not, and if the other party falls under any of the items listed in the previous Article (excluding item 3), they may offset the claim and their obligations to the other party, regardless of the due date of the claim.

(Exclusion of Antisocial Forces)

Article 19	Both Party A and Party B represent and warrant that neither they nor any person substantially involved in their management is an organized crime group, a member of an organized crime group, a quasi-member of an organized crime group, an affiliated company of an organized crime group, a corporate racketeer, a group engaged in criminal activities under the guise of social movements, a political racketeer, a special intelligence violence group, or any person equivalent to these (hereinafter collectively referred to as “Antisocial Forces”), and that they do not have any close relationship with Antisocial Forces.

2	Both Party A and Party B shall ensure that they do not engage in violent demands or unjust demands exceeding legal responsibilities, either by themselves or through third parties.

3	If either Party A or Party B violates the provisions of the preceding paragraphs, the other party may immediately terminate this Agreement without any notice and claim compensation for damages incurred due to such termination. In such a case, the party terminating this Agreement shall not be liable to compensate for any damages suffered by the other party due to the termination.

4	If requested by Party B, Party A shall submit a written pledge concerning the exclusion of Antisocial Forces or execute a memorandum concerning the exclusion of Antisocial Forces, and the provisions stipulated therein shall supplement the provisions of this Article.

(Provision of Information)

Article 20	If either Party A or Party B undergoes a change in corporate name, address, representative, merger, or any other significant business change, they shall immediately notify the other party in writing.

2	If necessary for compliance with laws and regulations, either Party A or Party B may request the other party to provide information (including information about the resale destinations of the Products).

(Effective Period)

Article 21	The effective period of this Agreement shall be one year from October 1, 2018. However, unless either Party A or Party B makes a written request three months before the expiration of the period, this Agreement shall be extended for another year, and the same shall apply thereafter.

2	The provisions of Articles 11 to 15, Article 17, paragraphs 3 and 4, Article 18, Article 19, paragraph 3, Article 22, and Article 23 shall remain in effect notwithstanding the termination or expiration of this Agreement.

3	The provisions of this Agreement shall apply mutatis mutandis to any Individual Contracts that are valid at the time this Agreement is terminated or expired.

(Governing Law and Jurisdiction)

Article 22	This Agreement shall be governed by and construed in accordance with the laws of Japan. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any Individual Contract.

2	This Agreement and any Individual Contract shall be prepared in Japanese, and translations into any other language shall not be considered in interpreting this Agreement.

(Agreed Jurisdiction)

Article 23	Any dispute arising out of or relating to this Agreement or any Individual Contract shall be subject to the exclusive jurisdiction of the Tokyo District Court as the court of first instance.

(Matters for Consultation)

Article 24	If any matters not stipulated in this Agreement or if there is any doubt regarding the interpretation of any provision of this Agreement, both Party A and Party B shall resolve them in good faith through mutual consultation.

(Special Provisions)

Article 25	Notwithstanding the provisions of the preceding Articles, Party A and Party B mutually confirm the following matters:

Special Provisions

(Trade Terms)

The trade terms (Incoterms) shall be FOB Taiwan unless otherwise specified in the Individual Contract. If the trade terms conflict with the provisions of Article 7, the trade terms specified in this Article shall prevail.

(Payment Conditions)

Regarding the provisions of Article 9, if Party A fails to pay the consideration specified in the Individual Contract to Party B by the payment date specified in Article 9, Party B may suspend the delivery of the Products until the payment is made. In such cases, even if Party B fails to deliver the Products by the delivery date specified in the Individual Contract, Party B shall not be held responsible for the delay in delivery.

(Discontinuation of Production)

If Party B intends to discontinue the production of the Products manufactured by SmartAnt Telecom Co. Ltd., Party B shall notify Party A in writing at least six months before the scheduled discontinuation date and discuss subsequent measures with Party A. However, this shall not apply if otherwise stipulated in the Individual Contract.

In witness whereof, two copies of this Agreement have been executed, and each party shall retain one copy after signing.

October 1, 2018

Party A:

Address: 2-34-5 Nihonbashi Ningyocho, Chuo-ku, Tokyo

SANOS Nihonbashi, 4th Floor

Company Name: PicoCELA Inc.

Signature: /s/ Hiroshi Furukawa

Position: Representative Director and President

Date: December 17, 2018

Party B:

Address: Empire Building, 12F, No. 87 Sung Chiang Road, Taipei, Taiwan (Republic of China)

Company Name: Kaga (Taiwan) Electronics Co., Ltd.

Signature: /s/ Koji Onaka

Position: Representative Director and President

Date: December 17, 2018